EXHIBIT 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	March 1, 2014

Omaha, NE (BRK.A; BRK.B) –

We show below summary financial data for the fourth quarter and full year. However, we urge investors and reporters to carefully read our Annual Report, which has been posted on the Internet at www.berkshirehathaway.com. The limited information that follows in this press release is totally inadequate for making an informed investment judgment or for an evaluation of 2013 business performance. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2013	2012	2013	2012
Operating earnings	$3,776	$2,813	$15,139	$12,597

Investment and derivative gains –
Investment gains	880	343	2,642	951
Derivative gains	334	1,395	1,695	1,276

	1,214	1,738	4,337	2,227

Net earnings attributable to Berkshire shareholders	$4,990	$4,551	$19,476	$14,824

Operating earnings per Class A equivalent share	$2,297	$1,704	$9,211	$7,629
Investment and derivative gains per Class A equivalent share	738	1,053	2,639	1,348

Net earnings per Class A equivalent share attributable to Berkshire shareholders	$3,035	$2,757	$11,850	$8,977

Average Class A equivalent shares outstanding	1,643,883	1,650,537	1,643,613	1,651,294
Book value per Class A equivalent share at December 31			$134,973	$114,214

Note: Per share amounts for the Class B shares are 1/1,500th those shown for the Class A.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2013	2012	2013	2012
Insurance-underwriting	$394	$(19)	$1,995	$1,046
Insurance-investment income	904	805	3,708	3,397
Non-insurance businesses	2,750	2,280	10,150	8,951
Other	(272)	(253)	(714)	(797)

Operating earnings	$3,776	$2,813	$15,139	$12,597

In the table at the top of the page (which, as noted, reports after-tax results), we give investment and derivative gains (losses) lines of their own because the amounts of these in any given quarter or year are often meaningless.

At December 31, 2013, our book value had increased by 18.2% since yearend 2012 to $134,973 per Class A equivalent share. Insurance float (the net liabilities we assume under insurance contracts) at December 31, 2013 was approximately $77 billion.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization or when certain types of investments are marked-to-market through earnings. In sum, investment and derivative gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, freight rail transportation, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400